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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                          VOICE CONTROL SYSTEMS, INC.


               Delaware                                 75-2440201
 ---------------------------------------  -------------------------------------
(State of incorporation or organization) (I.R.S. Employer Identification Number)


       14140 Midway Road, Suite 100, Dallas, Texas            75244
--------------------------------------------------------------------------------
        (Address of principal executive offices)            (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                     Name of each exchange on which
       to be so registered                     each class is to be registered


------------------------------------        ------------------------------------

------------------------------------        ------------------------------------

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         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933, pursuant to General Instruction A.(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(g) of the Act:

                                Common Stock
        ------------------------------------------------------------
                              (Title of Class)

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Item 1.  Description of Registrant's Securities to be Registered.

         A description of Registrant's Common Stock is set forth under the caption "Description of Capital Stock" in the Prospectus contained in the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 8, 1995, as amended by Amendment No. 1 to Form SB-2 filed January 16, 1996, Registration No. 33- 64835, and is incorporated herein by reference.

Item 2.  Exhibits.

Pursuant to Instruction 1, the following Exhibits are filed herewith:

     1. Form of Underwriting Agreement (filed with the Securities and Exchange Commission on January 16, 1996, as Exhibit 1.1 to the Company's Registration Statement on Form SB-2, Registration No. 33-64835 and incorporated by reference herein).

     2. Certificate of Incorporation of the Company, as amended (filed with the Securities and Exchange Commission on March 11, 1986, as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1985, and amendment thereto filed on March 30, 1987, as Exhibit 3.1 to the Company Annual Report on Form 10-K for the fiscal year ended December 31, 1986, and amendments thereto filed July 8, 1993, as Exhibit 4.3 to Form S-8 Registration Statement, as further amended by the Certificate of Merger between Scott Instruments and VCS Industries, Inc. dated August 9, 1994, filed on March 23, 1995, as Exhibit 3.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated by reference herein).

     3. Bylaws of the Company (filed with the Securities and Exchange Commission on March 11, 1986, as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1985, and amendment thereto filed on March 30, 1987, as Exhibit 3.2 to the Company Annual Report on Form 10-K for the fiscal year ended December 31, 1986, and amendments thereto filed March 23, 1995, as Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated by reference herein).

     4.  Shareholder Agreement attached.

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 30, 1996
                                             VOICE CONTROL SYSTEMS, INC.



                                             By:  /s/  Marietta Benignus
                                                  ---------------------------
                                                  Marietta Benignus
                                                  Vice President Administration

                             SHAREHOLDERS AGREEMENT



         The individuals listed on the signature pages (collectively, the "Shareholders") and Scott Instruments Corporation, a Delaware corporation (the "Corporation") deem it in the best interests of the Corporation to make certain provisions regarding the election of certain directors of the Corporation. Therefore, in consideration of the promises and the mutual covenants contained herein, they hereby agree as follows:

         1.      Board of Directors

         (a) The Corporation shall use its best efforts to take every action necessary to nominate and have elected only each of Peter J. Foster, Neal J. Robinson, Melvyn J. Goodman (or such replacement director as the remaining directors of Peter J. Foster, Neal J. Robinson, and Melvyn J. Goodman or their successors shall select), John B. Torkelsen and John Lucas-Tooth (or such replacement director as the remaining director of John B. Torkelsen or John Lucas-Tooth or his successor shall select) (the "Designees").

         (b) Each of the Shareholders covenants and agrees that for the term of this Agreement, or until the Shareholders own less than 10% of the outstanding common stock of the Corporation (the "Common Stock"), the Shareholder shall vote all shares of Common Stock owned by the Shareholder, directly or indirectly, and all other shares of Common Stock as to which the Shareholder has voting power
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and discretion, whether at any annual or special meeting of Shareholders of the
Corporation or pursuant to written consents in lieu of such meetings, for the election of the Designees, and no other individuals, as directors of the Corporation.

         (c) Each of the Shareholders covenants and agrees that during the term of this Agreement such Shareholder, except in his fiduciary capacity as a Director of the Corporation, will not take any action, or encourage others to take any action, which would have, or is intended to have, the effect of causing any individuals other than the Designees to be elected as directors of the Corporation, or causing any individual other than John B. Torkelsen to be elected as Chairman of the Board of the Corporation, unless he should have resigned, be removed for cause, or otherwise be unable to serve.

         2. Applicability to Sales or Transfers of Common Stock. This Agreement shall apply with equal force and effect to all purchasers, successors, transferees or assigns of each of the Shareholders, except that this Agreement shall not apply to, and shall cease to have any force and effect as to, any shares sold in any arms-length broker/dealer transaction, which transactions are expressly authorized by this Agreement. All certificates representing Common Stock owned by each Shareholder, directly or indirectly, or any other shares of Common Stock as to which any Shareholder has voting power and discretion, shall bear a legend
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reflecting that those shares of Common Stock are subject to the provisions of this Agreement.

         3. Term. The Term of this Agreement shall commence on the date hereof and shall continue until January 1, 1997.

         4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         5. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, and no modification shall be effective unless in writing and signed by all the then remaining parties to this Agreement. This Agreement supersedes all prior understandings, negotiations and agreements relating to the subject matter hereof.

         6. Reorganization, Etc. The provisions of this Agreement shall apply mutatis mutandis to any shares or other securities resulting from any stock split or reverse split, stock dividend, reclassification, subdivision, consolidation or reorganization of any shares or other securities of the Corporation.

         7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to such agreements.
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         8.      Headings.  The headings in this Agreement are solely for
convenience of reference and shall not affect the interpretation of any of the provisions hereof.

         9. Severability. If any provision of this Agreement shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforceability of the other provisions of this Agreement.

         10. Binding Effect. This Agreement, except as limited by paragraph 2, above, shall be binding upon and inure to the benefit of the Corporation and each Shareholder, and their respective successors, assigns, executors, administrators, legal representatives, heirs and assigns.

         IN WITNESS WHEREOF the parties hereto have cause this Shareholders Agreement to be executed as of __________________________, 1994.

         SCOTT INSTRUMENTS CORPORATION



         By:     /s/   E. Ray Cotten
            ----------------------------------------------------



         SHAREHOLDERS                                     SHARES   %
         ------------                                     ------   -

         INDUSTRIAL INVESTMENT COMPANY                    920,144

         By:    /s/ A. Belij
             --------------------------------


         CANTRADE INVESTMENT MANAGEMENT                   262,143

         By:    /s/ Sam Stevenson
             --------------------------------

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         AUS PER #1, INC.                               385,720

         By:    /s/ Peter Yunghanns
             --------------------------------


           /s/ John B. Torkelsen                        555,897
         ------------------------------------


         PRINCETON VENTURE RESEARCH, INC.               198,395

         By:    /s/ John B. Torkelsen
             --------------------------------


           /s/ Brian L. Scott                             5,688
         ------------------------------------


           /s/ John Lucas-Tooth                          50,358
         ------------------------------------


           /s/ Marvin Preston IV                         55,286
         ------------------------------------


         BANKUWAIT NOMINEES                             125,716

         By:    /s/ A. Belij
             --------------------------------


         LONE STAR VENTURES                             729,560 of VCS
                                                                Industries, INC.

         By:    /s/ Neal J. Robinson
             --------------------------------


           /s/ Neal J. Robinson                               0
         ------------------------------------


           /s/ Peter J. Foster                          136,666
         ------------------------------------